Ally Financial Declares Dividend on Preferred Stock
DETROIT, Jan. 15, 2016 /PRNewswire/ -- Ally Financial Inc. (NYSE: ALLY) has declared a quarterly dividend payment on its Fixed Rate/Floating Rate Perpetual Preferred Stock, Series A, of approximately $14.8 million, or $0.53 per share, which is payable to shareholders of record as of Feb. 1, 2016. This dividend was declared by the Board of Directors on Jan. 11, 2016, and is payable on Feb. 16, 2016.
About Ally Financial
Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.
With approximately $156.1 billion in assets as of Sept. 30, 2015, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.
Contact:
Gina Proia
646-781-2692
gina.proia@ally.com